REVISED SCHEDULE A
This amendment, dated March 1, 2020, is made by and between Allianz Investment Management LLC, a Minnesota limited liability company (“Manager”), and Morgan Stanley Investment Management Inc., a Delaware corporation (“Subadviser”) to Schedule A of the Subadvisory Agreement, dated June 1, 2010, by and between the Manager and Subadviser.
Effective March 1, 2020, compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets in the Fund:

Fund Rate
AZL Morgan Stanley Global Real Estate Fund                         0.35% on all assets

Acknowledged:
ALLIANZ INVESTMENT                                                         MORGAN STANLEY
MANAGEMENT LLC                                                                 INVESTMENT MANAGEMENT
     INC.

By:  /s/ Brian Muench                                                                             By:  /s/ Etsuloo Jennings
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Name:  Brian Muench                                                                             Name:  Etsuloo Jennings
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Title:  President                                                                                            Title:  Managing Director
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